Exhibit 99.1

Contact:	Norman C. Chambers
President & Chief Operating Officer
(281) 897-7788

NCI BUILDING SYSTEMS APPOINTS FRANCES R. POWELL
AS EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND TREASURER

HOUSTON (Feb. 10, 2005) — NCI Building Systems, Inc. (NYSE: NCS) today announced that Frances R. Powell has been appointed the Company’s Executive Vice President, Chief Financial Officer and Treasurer, effective as of February 14, 2005. Ms. Powell, who most recently was a financial advisor to London Merchant Securities PLC, a real estate and investment company, has an extensive finance background with publicly held companies, including NYSE-traded Grant Prideco, Inc. and Weatherford International, Inc. She was Chief Financial Officer and Treasurer at Grant Prideco, a manufacturer of engineered tubular products for the energy industry, and helped lead that company’s 100% public spin-off from Weatherford. Prior to the spin-off, Ms. Powell was Vice President, Accounting and Controller of Weatherford, having advanced through a number of positions of increasing responsibility at Weatherford. Ms. Powell has also previously been CFO, Controller or in other finance positions for several privately held companies.

     A.R. Ginn, Chairman and Chief Executive Officer of NCI, commented, “After an extensive and thorough search, we are pleased to have an individual with Frances’s experience and capabilities join NCI Building Systems. Frances has built an outstanding track record of success throughout her business career and, through her work on variety of complex financial transactions, has also developed a strong reputation in the commercial and investment banking industries. Consistent with our strategies for organic growth and selective accretive acquisitions, Frances has both proven her ability to develop and refine the support teams necessary for a large, growing organization and demonstrated her extensive mergers and acquisitions expertise.

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10943 N. Sam Houston Parkway W. • Houston, Texas 77064
P.O. Box 692055 • Houston, Texas 77269-2055 • Telephone: (281) 897-7788 • Fax: (281) 477-9675

NCI Building Systems Hires Frances Powell

February 10, 2005

     “As previously announced, Bob Medlock, NCI’s current Executive Vice President, Chief Financial Officer and Treasurer, plans to retire once Frances joins the Company, but he will remain an employee of the Company in a consulting capacity. Frances is replacing a key member of NCI’s senior management team, and we are confident that she has the skills and the personality to succeed. We welcome her to NCI and look forward to her contributions to NCI’s continued profitable growth and the further expansion of its shareholder value.”

     This release contains forward-looking statements concerning our business and operations. Forward-looking statements involve a number of risks and uncertainties, and our actual performance may differ materially from that projected in such statements. Among the factors that could cause actual results to differ materially are industry cyclicality and seasonality, fluctuations in demand and prices for steel, the financial condition of our raw material suppliers, competitive activity and pricing pressure, ability to execute our acquisition strategy and general economic conditions affecting the construction industry. These and other factors that could affect our financial position and results of operations are described in further detail in our filings with the Securities and Exchange Commission. We expressly disclaim any obligation to release publicly any updates or revisions to these forward-looking statements to reflect any changes in our expectations.

     NCI Building Systems, Inc. is one of North America’s largest integrated manufacturers of metal products for the nonresidential building industry. The Company operates manufacturing and distribution facilities located in 16 states and Mexico.

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